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                                                                     Exhibit 5.1

                                  [LETTERHEAD]

                                November 24, 1998



Middle Bay Oil Company, Inc.
1221 Lamar Street, Suite 1020
Houston, TX  77010

Gentlemen:

         We have acted as counsel for Middle Bay Oil Company, Inc., an Alabama corporation ("Middle Bay" or the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933 (the "1933 Act"), of up to (a) 2,346,400 shares of Middle Bay Series C Convertible Redeemable Preferred stock, $.02 par value per share (the "Series C Preferred") to be issued to the holders of limited partnership units (the "Partnership Units") of Enex Consolidated Partners, L.P. (the "Partnership") in connection with the proposed exchange offer between Middle Bay and the Partnership (the "Exchange Offer") and (b) 2,346,400 shares of Middle Bay common stock, $.02 par value per share (the "Conversion Shares") issuable to holders of Series C Preferred upon exercise of such holders' conversion rights.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         (1) The Articles of Incorporation of the Company and all amendments thereto, certified as of a recent date by the Alabama Secretary of State;

         (2) The Bylaws of the Company, certified as of a recent date by its Secretary;

         (3) Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to (i) the issuance of the Series C Preferred and the Amendment to the Articles of Incorporation designating the relative rights and preferences of the Series C Preferred (the "Series C Preferred Amendment") and (ii) the issuance of the Conversion Shares;

         (4) A certificate of the Alabama Secretary of State, as of a recent date, as to the good standing of the Company;

         (5) A certificate executed by the Secretary of the Company, dated the date hereof; and
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Middle Bay Oil Company, Inc.
November 24, 1998
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         (6) Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

         With respect to certain factual matters, we have relied on statements of executive officers of Middle Bay. In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

         (a) Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

         (b) Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

         (c) Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

         (d) Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents, and there has been no waiver of any of the provisions of the Documents, by action or omission of the parties or otherwise.

         (e) The Series C Preferred Amendment will have been duly filed by the Company and accepted for record by the Alabama Secretary of State prior to the issuance of any Series C Preferred.

         The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

         1. The Company is a corporation duly incorporated and validly existing and in good standing under and by virtue of the laws of the State of Alabama.

         2. The Series C Preferred have been duly and validly authorized and, when and if issued in accordance with the resolutions of the Board of Directors of the Company authorizing their issuance, will be duly and validly issued, fully paid and nonassessable.
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Middle Bay Oil Company, Inc.
November 24, 1998
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         3. The Conversion Shares have been duly and validly authorized and, when and if issued upon exercise of the conversion rights of the holders of Series C Preferred, will be duly and validly issued, fully paid and nonassessable.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the section entitled "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the 1933 Act.

                                     Sincerely,

                                     THRASHER, WHITLEY, HAMPTON & MORGAN
                                     A PROFESSIONAL CORPORATION

                                     /s/ Thrasher, Whitley, Hampton & Morgan